POWER OF ATTORNEY

BE IT KNOWN, that I, James MacLennan, the undersigned, do herby grant a power of attorney to Lynn Rogers, Assistant Secretary of Theragenics Corporation, as my attorney-in-fact.

My attorney-in-fact shall have the full power and authority to undertake and perform the following on my behalf: (1) Sign and file reports on Securities and Exchange Commission Forms 3,4,5 and 144 with the Securities and Exchange Commission, The New York Stock Exchange, the National Association of Securities Dealers, or other financial exchanges as appropropriate. (2) Perform other reporting tasks as necessary in the filing of the aformentioned forms.

The attorney-in-fact agrees to accept this appointment subject to its terms, and agrees to act in said fiduciary capacity consistent with my best interest, as she, in her discretion, deems advisable. I agree to indemnify and hold harmless the attorney-in-fact from any liability whatsoever due to her failure to carry out or timely perform on my behalf the duties listed above.

This Power of Attorney may be revoked by me or the attorney-in-fact at any time, provided any person relying on this Power of Attorney shall have full rights to accept the authority of my attorney-in-fact until receipt of actual notice of revocation. IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 15th day of August, 2002.

Signature: /s/ James A. MacLennan
Print Name: James A. MacLennan

Signed in the presence of:
Witness:	/s/ Leigh Roach
Leigh Roach
Witness:	/s/ Sheila Grant
Sheila Grant
Sworn and subscribed before me
on this 15th day of August 2002
Notary Public:	/s/ Veronica Lucas
Veronica Lucas